Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
July 16, 2004

GOLF TRUST OF AMERICA, INC. ANNOUNCES SETTLEMENT AGREEMENT
RELATING TO THE WESTIN INNISBROOK GOLF RESORT

CHARLESTON, SC, July 16, 2004 — Golf Trust of America, Inc. (AMEX:GTA) announced today that on July 15, 2004, Golf Trust of America, L.P. (“Lender”), GTA-IB, LLC (“GTA-IB”), Golf Host Resorts, Inc. (“Borrower”), Golf Hosts, Inc., Golf Host Management, Inc., Golf Host Condominium, Inc. and Golf Host Condominium, LLC entered into a Settlement Agreement (the “Settlement Agreement”) relating to the settlement of a number of issues between the parties, including the Borrower’s default under the $79 million loan made by Lender to Borrower in June 1997.  Pursuant to the Settlement Agreement, GTA-IB, an affiliate of the Lender and of Golf Trust of America, Inc. (“Golf Trust”), settled claims relating to the loan to the Borrower and took ownership of the Westin Innisbrook Golf Resort.  In connection with the Settlement Agreement, GTA-IB and Westin Management Company South entered into a management agreement providing for Westin’s management of the Westin Innisbrook Golf Resort, and Westin and Troon Golf LLC entered into a facility management agreement providing for Troon’s management of the golf facilities at the Westin Innisbrook Golf Resort.

Golf Trust of America, Inc. was formerly a real estate investment trust, and is now engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.  In addition to the four 18-hole golf courses at the Westin Innisbrook Golf Resort, the Company currently owns an interest in four other properties (comprised of 5.0 eighteen-hole equivalent golf courses).  Additional information regarding Golf Trust and its interest in the Westin Innisbrook Golf Resort is available in Golf Trust’s periodic filings with the SEC and on the Company’s website at www.golftrust.com.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the parties’ future performance under the Settlement Agreement and related agreements, general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company’s SEC reports.